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                                  Exhibit 10.9

                                 THIRD AMENDMENT
                                     TO THE
                            PHELPS DODGE CORPORATION
                          SUPPLEMENTAL RETIREMENT PLAN


         Effective as of January 1, 1997, Phelps Dodge Corporation (the "Company") adopted the Phelps Dodge Corporation Supplemental Retirement Plan (the "Plan") as an amendment and restatement of the Comprehensive Executive Non-qualified Retirement and Savings Plan of Phelps Dodge Corporation. The Plan subsequently was amended effective January 1, 1998 and January 1, 1999. By this Amendment, the Company intends to amend the Plan to change the eligibility provisions of the Plan.

         1. The provisions of this Amendment shall be effective as of January 1, 2000 unless otherwise noted below. This Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

         2. Section 3.1 of the Plan (Selection of Participants) is hereby amended and restated in its entirety as follows:

                  (a) GENERAL. Any Employee who was participating in the Plan prior to January 1, 2000 shall continue to be eligible to participate in the Plan, subject to the Plan Administrator's right to terminate a Participant's participation pursuant to Sections 3.1(c) or 3.4. Effective as of January 1, 2000, all Employees who are eligible to participate in the AICP are eligible to participate in the Plan, regardless of the individual Employee's AICP Grade classification. From such group, the Plan Administrator shall select Employees for participation in the Plan. The Plan Administrator's selections shall be made in its discretion and shall be final and binding for all purposes under this Plan.

                  (b) LIMITATION ON PARTICIPATION. For purposes of Title I of ERISA, the Plan is intended to be an unfunded plan of deferred compensation covering a select group of management or highly compensated employees. As a result, participation in the Plan shall be limited to Employees who are properly included in one or both of these categories. The Plan Administrator, in the exercise of its discretion, may exclude an Employee who otherwise meets the requirements of Section 3.1(a) from participation in the Plan if it concludes that the exclusion of that Employee is necessary to satisfy these requirements. The Plan Administrator also may exclude an Employee who otherwise


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         meets the requirements of Section 3.1(a) for any other reason, or for no reason, as the Plan Administrator deems to be appropriate.

                  (c) TERMINATION OF PARTICIPATION. A Participant shall cease to participate in the Plan upon either his exclusion from participation by the Plan Administrator or upon his termination of employment with the sponsoring Employers, except that if he has met the eligibility conditions for an immediate or deferred vested retirement benefit, he shall remain a Participant for purposes of receiving his benefit at the appropriate time.


         IN WITNESS WHEREOF, PHELPS DODGE CORPORATION has caused this Third Amendment to be executed as of this 28th day of April, 2000.

                                       PHELPS DODGE CORPORATION

                                       By: /s/ Stuart L. Marcus
                                          Stuart L. Marcus
                                          Vice President, Human Resources


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